Exhibit 99.1

CONSENT OF DARLENE T. DEREMER

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned, Darlene T. DeRemer, hereby consents to all references to her in the Registration Statement on Form S-11 (including any amendments thereto, the “Registration Statement”) of Clarion Property Trust Inc., and the prospectus included therein, including, without limitation, any references under the heading “Management” to the undersigned agreeing to serve as an independent director of Clarion Property Trust Inc. upon election by the board of directors to fill a vacancy prior to the commencement of the offering described therein. The undersigned also grants her permission to file a copy of this consent as an exhibit to the Registration Statement.

July 19, 2010	/s/ Darlene T. DeRemer
Darlene T. DeRemer